Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February 2019, by and among HN Investors LLC, Sean A. Hehir and Lee S. Neibart.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A Common Stock, $0.0001 par value per share, of Trinity Merger Corp. is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HN Investors LLC

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir
Title:	Manager

Sean A. Hehir

By:	/s/ Sean A. Hehir
Name:	Sean A. Hehir

Lee S. Neibart

By:	/s/ Lee S. Neibart
Name:	Lee S. Neibart

[Signature Page to Joint Filing Agreement]